SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   Form 8-K/A

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934
                Date of Report (Date of earliest event reported)
                                 March 23, 1998

                       Clear Channel Communications, Inc.
             (Exact name of registrant as specified in its charter)

                                      Texas
                            (State of Incorporation)

      1-9645                                           74-1787536
(Commission File Number)                 (I.R.S. Employer Identification No.)

                          200 Concord Plaza, Suite 600
                            San Antonio, Texas 78216
                                 (210) 822-2828
          (Address and telephone number of principal executive offices)


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                       Clear Channel Communications, Inc.
                                   Form 8-K/A

Item 5        Other Events.

On March 12, 1998, Clear Channel Communications, Inc., a Texas corporation (the Company), filed a current report on Form 8-K. The Company is filing this amendment to include additional information regarding the Company's market risk with respect to interest rate, foreign currency and equity price.


Item 7 (c) Exhibits

EXHIBIT NO.                                 DESCRIPTION
--------------------                        -----------------------

  99.1                  --       Quantitative and Qualitative Disclosures about
                                 Market Risk


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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clear Channel Communications, Inc.

Date    March 23, 1998                              By  s/L. LOWRY MAYS
                                                        L. Lowry Mays, Chairman/
                                                        Chief Executive Officer

Date    March 23, 1998                              By  /s/HERBERT W. HILL, JR.
                                                        Herbert W. Hill, Jr.
                                                        Senior Vice President/
                                                        Chief Accounting Officer


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                                INDEX TO EXHIBITS

EXHIBIT NO.                                 DESCRIPTION
--------------------                   -----------------------

  99.1                  --       Quantitative and Qualitative Disclosures about
                                 Market Risk

EX-99.1
Quantitative and Qualitative Disclosures about Market Risk

 EXHIBIT 99.1

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk:

At December 31, 1997, approximately 78% of the Company's long-term debt bears interest at variable rates. Accordingly, the Company's net income and after tax cash flow are affected by changes in interest rates. Assuming the current level of borrowings at variable rates and assuming a two percentage point change in the 1997 average interest rate under these borrowings, it is estimated that the Company's 1997 interest expense would have changed by $24.3 million resulting in a change in the Company's 1997 net income and after tax cash flow of $15.0 million. In the event of an adverse change in interest rates, management would likely take actions to further mitigate its exposure. However, due to the uncertainty of the actions that would be taken and their possible effects, this analysis assumes no such actions. Further this analysis does not consider the effects of the change in the level of overall economic activity that could exist in such an environment.

At December 31, 1997, the Company had several interest rate protection agreements. Originally, Eller Media, Inc. (Eller) put these agreements in force to mitigate the interest rate risk on its long-term debt. Subsequently, ownership of these agreements transferred to the Company as a result of its acquisition of Eller on April 10th, 1997. The fair value of these agreements are not material at December 31, 1997, are not expected to become material in the near-term, and have not been considered in the above analysis as the Company intends to terminate these agreements during 1998.


Foreign Currency Risk:

The Company's earnings are affected by fluctuations in the value of the U.S. dollar as compared to foreign currencies as a result of its investments in Australia and New Zealand, both of which are accounted for under the equity method. It is estimated that the result of a 10% fluctuation in the value of the dollar relative to theses foreign currencies at December 31, 1997 would change the Company's 1997 net income and after tax cash flow by $0.5 million. The Company's analysis does not consider the implications that such fluctuations could have on the overall economic activity that could exist in such an environment in either the U.S. or the foreign countries or on the results of operations of these foreign entities.


Equity Price Risk:

The carrying value of the Company's available-for-sale equity securities is affected by changes in their quoted market prices. It is estimated that a 20% change in the market prices of these securities would change their carrying value at December 31, 1997 by $12.4 million.